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                                                                    EXHIBIT 23.2

                               [KPMG LETTERHEAD]

                              ACCOUNTANTS' CONSENT

The Board of Directors

Med-Emerg International Inc.


    We consent to the use of our audit report dated March 26, 1997 (except for Note 2, for which the date is December 5, 1997) on the consolidated balance sheets of Med-Emerg International Inc. as at December 31, 1996 and 1995, and the consolidated statements of income, retained earnings and changes in financial position for each of the years in the two-year period ended December 31, 1996 included herein and to the reference to our firm under the heading "Experts" in the prospectus.



/s/ KPMG
KPMG
Mississauga, Ontario, Canada
December 5, 1997